EXHIBIT 5.1

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000

	4401 Eastgate Mall	Palo Alto, CA
	San Diego, CA	650 843-5000
92121-1909
	Main 858 550-6000	Reston, VA
	Fax 858 550-6420	703 456-8000

	www.cooley.com	San Francisco, CA
415 693-2000
October 31, 2003	FREDERICK T. MUTO
(858) 550-6010
mutoft@cooley.com

Cypress Bioscience, Inc.

4350 Executive Drive, Suite 325

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Cypress Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Company has provided us with a prospectus (the “Prospectus”), which forms a part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”). The aggregate public offering price of the Shares being registered will be $60,000,000. The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of the Shares in cash is an amount that is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Shares, the Company’s board of directors, including any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which the Shares are to be issued and sold.

Cypress Bioscience, Inc.

October 31, 2003

Page Two

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. Our opinion is based on the laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Shares, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered as required by such laws; (ii) the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Shares does not violate any applicable law or the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Shares, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/    Frederick T. Muto, Esq.

Frederick T. Muto, Esq.